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                                                                      EXHIBIT 99


          HUNTER ATKINS NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                              THE BANK OF NASHVILLE
       Mack Linebaugh Continues as Chairman of Nashville's Leading Locally
                                   Owned Bank

FOR IMMEDIATE RELEASE
Contact: Joan B. Marshall (615) 271-2015
         Anne B. Livingston (615) 271-2049


         NASHVILLE, Tenn., (June 5, 2000)---Hunter Atkins is the new president and chief executive officer of The Bank of Nashville and Community Financial Group, Inc.

         Atkins, who has been a Nashville banker for the past 27 years, was most recently city president of AmSouth Bank.

         Mack S. Linebaugh, Jr., chairman, president and CEO of the bank for the past eight years, will continue to serve as chairman. "Our growth in assets and in our distribution network prompted a need to expand our management team. From the outset of our search, we stressed finding a new president who shares The Bank of Nashville's commitment to the community and exceptional customer service. We found that person in Hunter Atkins," he said.

         Atkins began his banking career in 1973 with Commerce Union Bank. He remained with that organization in a variety of roles through its mergers with Sovran Bank and NationsBank. He joined AmSouth in 1994.

         "As a lifelong resident of Nashville, I'm honored by this opportunity to serve our community at the area's leading locally-owned bank. The Bank of Nashville enjoys exceptional customer loyalty and a growing demand for its services," Atkins said.

         A graduate of Vanderbilt University and Montgomery Bell Academy, Atkins serves in leadership roles for several community organizations. He is a director of the downtown

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YMCA, a member of the board of Family and Children's Services, and chairman of both the Family Services Association and Families International, Milwaukee, WI.

         He is an alumnus of Leadership Nashville and formerly served on the boards of directors of the W.O. Smith School of Music, Downtown Exchange Club, The Children's Hospital at Vanderbilt, Cumberland Museum, American Lung Association, and Montgomery Bell Academy Alumni Association. He was also a trustee of Brentwood Academy.

         Linebaugh said Atkins brings broad financial experience to his new position. "Our goal is to maintain the character and personal service advantages of a community bank while we broaden both the range and scope of our services. Hunter's experience and outstanding track record in several areas of financial service will be valuable as we work toward our objectives," Linebaugh added.

         Since Linebaugh became chairman in 1992, The Bank of Nashville has doubled in size and increased the number of counties with offices from one to three. The bank also now operates three mobile offices that are licensed to serve eight counties. Community Financial Group, the holding company created in 1996, has also invested in, or formed joint ventures with, several related financial service companies.

         The Bank of Nashville is a wholly owned subsidiary of Community Financial Group, Inc. (NASDAQ: CFGI), a bank holding company headquartered in Nashville, Tennessee. The Bank of Nashville operates branch offices in Davidson, Williamson and Sumner counties.

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         To the extent that statements contained herein relate to the plans, objectives or future performances of the Company, these statements may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment while actual strategies and results of future periods may differ materially from these expectations due to various risks and uncertainties.